EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong Earnings Performance

LAREDO, Texas—(BUSINESS WIRE)—August 4, 2009—International Bancshares Corporation (NASDAQ: IBOC), one of the largest independent bank holding companies in Texas, today reported net income of $68.7 million for the six months ended June 30, 2009, an increase of 3.2 percent compared to the same period of 2008;  net income for the three months ended June 30, 2009 was $31.1 million, a decrease of 5.8 percent compared to the same period of 2008, prior to amounts related to participation in the TARP program, including preferred stock dividends and amounts related to the Warrants.  After these amounts, net income for the second quarter of 2009 applicable to common shareholders was $27.9 million, or $.41 diluted earnings per common share and $.41 basic earnings per common share, as compared to $33.0 million or $.48 diluted earnings per common share and $.48 basic earnings per common share for the same period of 2008, absent any TARP program amounts, as the TARP funds were not received until December 23, 2008, represents an decrease of 14.6 percent in diluted earnings per common share and a decrease of 15.6 percent in net income available to common shareholders.  Net income for the six months ended June 30, 2009 applicable to common shareholders was $62.2 million, or $.91 diluted earnings per common share and $.91 basic earnings per common share, as compared to $66.5 million or $.97 diluted earnings per common share and $.97 basic earnings per common share for the same period of 2008, absent any TARP program amounts, as the TARP funds were not received until December 23, 2008,  representing a decrease of 6.2 percent in diluted earnings per common share and a decrease of 6.5 percent in net income available to common shareholders.

Net income was negatively impacted during the first six months by an increase in the provision for probable loan losses that the Company recorded during the first and second quarter of 2009.  The increase in the provision can be attributed to the general weakness in the economy and the impact of that weakness on the Company’s loan portfolio.  Additionally, the Company was negatively impacted by an industry-wide FDIC special assessment, resulting in a charge to earnings of $3.3 million, after tax.  Net income for the first six months of 2009 was positively affected by the increasing net interest margin of the Company, and gains on sales of investment securities of approximately $7.2 million, after tax.

“I’m extremely pleased with the results for the first six months of 2009, especially in light of this difficult banking environment.  Our strong performance has provided the Company with the ability to offset the costs of the industry-wide FDIC special assessment and the increasing loan provisioning for probable loan losses.  Additionally, the Company’s strong earnings substantially neutralized the cost of the TARP funding.  We are confident in the strength of our balance sheet and especially the long-term quality of our loan portfolio as further evidenced by the decline in our non-performing assets during this period.  The Company has had strong performance relative to its peers.    During the second quarter, the Company was ranked as the top Hispanic-owned financial institution in the nation and the number one Hispanic-owned business in Texas.  In February, IBC Bank ranked No.18 on Bank Director Magazine’s Bank Performance Scorecard of Top 150 Banks and Thrifts in the United States in addition to these positive reports. We are pleased that the economies of Texas and Oklahoma continue to perform better than the national economy.  Our securities portfolio has benefited substantially from the Federal Reserve Board and U.S. Treasury actions in the bond markets, which have interest rates down and bond prices up.  The gain in the portfolio is at record levels,” said Dennis E. Nixon, President and CEO.

“Additionally, during the first and second quarter, the substantial increase in shareholders’ equity further strengthened the Company’s capital ratios.   IBC continues to seek out qualified borrowers and is actively lending and investing.  We are committed to serving the needs of our customers as well as enhancing our shareholder value”, commented Mr. Nixon.

Total assets at June 30, 2009 were $11.5 billion compared to $12.4 billion at December 31, 2008.  Total net loans were $5.7 billion at June 30, 2009 compared to $5.8 billion at December 31, 2008. Deposits were $6.9 billion at June 30, 2009 and December 31, 2008.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with more than 275 facilities and more than 435 ATMs serving 104 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml